Exhibit 99.1

Tilly’s, Inc. Reports Holiday Sales

• Updates Fourth Quarter and Full Year 2012 Outlook

Irvine, CA – January 10, 2013 – Tilly’s, Inc. (NYSE: TLYS) today announced that comparable store sales, which include e-commerce sales, for the “Holiday” period (ten weeks ended January 5, 2013) decreased 1%, compared to a 5% increase for the “Holiday” period in the prior year (ten weeks ended January 7, 2012).

Daniel Griesemer, President and Chief Executive Officer, commented, “Our quarter-to-date sales reflect strong comparable store sales results in the peak weekend of Black Friday/Cyber Monday and in late December/early January, with soft traffic and sales in between. We have exited the holiday season with our inventory well positioned, having maintained our strong pricing discipline and brand integrity. We transition into Spring with complete confidence in our business model and remain focused on long-term quality growth.”

Fourth Quarter 2012 Outlook

Based on the results for the Holiday period, GAAP net income for the fourth quarter using the anticipated effective tax rate of 32.9% is expected to be in the range of $9.0 million to $9.3 million, or $0.32 to $0.33 per diluted share, and assumes a diluted share count of 28.2 million shares, compared to 20.5 million diluted shares in the fourth quarter of last year. The Company’s 2012 fourth quarter includes one additional week compared to last year, and our 2012 fiscal year is a 53-week year compared to a 52-week fiscal 2011.

On an adjusted basis, using an anticipated on-going effective tax rate of 40%, adjusted net income in the fourth quarter is expected to be in the range of $8.1 million to $8.4 million, or $0.29 to $0.30 per diluted share.

Fiscal Year 2012 Outlook

The Company has revised its earnings per diluted share outlook to reflect fourth quarter guidance. On a GAAP basis, and using an anticipated full year effective tax rate of 32.9%, net income for fiscal year 2012 is expected to be in the range of $0.89 to $0.90 per diluted share, and assumes a diluted share count of 26.1 million shares, compared to 20.5 million diluted shares for the full year 2011.

On an adjusted basis, excluding the one-time charge to recognize life-to-date stock-based compensation recorded in the second quarter of 2012, adjusted net income, using a 40% adjusted on-going effective tax rate for the full year, is expected to be in the range of $0.87 to $0.88 per diluted share.

About Tilly’s

Tilly’s is a fast-growing destination specialty retailer of West Coast inspired apparel, footwear and accessories with an extensive assortment of the most relevant and sought-after brands rooted in action sports, music, art and fashion. Tilly’s is headquartered in Southern California and, as of January 10, 2013, operates 168 stores and through its website, www.tillys.com.

Forward Looking Statements

Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our guidance, future financial and operating results and any other statements about our future expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, our ability to respond to changing customer preferences, execute our growth strategy, expand into new markets, effectively compete with other retailers, enhance our brand image and other factors that are detailed in our registration statement on Form S-1 (333-175299), including those detailed in the section titled “Risk Factors” contained in that registration statement, which is available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our registration statement and our Forms 10-Q.

Investor Relations Contact:

ICR, Inc.

Anne Rakunas/Joseph Teklits

310-954-1113

anne.rakunas@icrinc.com

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